Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 12, 2021 (July 15, 2021 as to the disclosure of remaining performance obligations in Note 5 of the financial statements), relating to the financial statements of Cyxtera Technologies, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

August 19, 2021